Exhibit 5.1

Jay B. Stephens	Raytheon Company
Senior Vice President,	870 Winter Street
General Counsel and Secretary	Waltham, Massachusetts
781.522.5096	02451-1449 USA
781.522.6471 fax
jay_b_stephens@raytheon.com

July 30, 2010

Raytheon Company

870 Winter Street

Waltham, MA 02451

Re:	Registration Statement on Form S-8 under the Securities Act of 1933, as amended

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Raytheon Company, a Delaware corporation (the “Company”), and as such, I, and other attorneys in this office, have participated with the Company in the preparation for filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) covering 13,523,850 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which will be issued pursuant to the terms of the Raytheon 2010 Stock Plan (the “Plan”). In connection with filing the Registration Statement, the rules and regulations of the Commission require my opinion, in my capacity as Senior Vice President, General Counsel and Secretary of the Company, on the matters set forth below.

In rendering this opinion, I, and other attorneys in this office, have examined and relied upon originals or copies, certified or otherwise, of all such corporate records, documents, agreements or other instruments of the Company, and have made such investigation of law and have discussed with the officers of the Company such questions of fact as we have deemed necessary or appropriate. In rendering this opinion, I have relied upon certificates and statements of officers and directors of the Company as to factual matters, and have assumed the authenticity of all documents submitted as copies.

This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, I am of the opinion that the shares of Common Stock will be, upon issuance thereof pursuant to the terms of the Plan, validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Jay B. Stephens
Jay B. Stephens
Senior Vice President, General Counsel and Secretary